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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 14, 2008

Littlefield Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-24805	74-2723809
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2501 North Lamar Boulevard

Austin, Texas 78705

(Address of principal executive office)

Issuer's telephone number: (512) 476-5141

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

On July 14, 2008, the Company, through a wholly-owned South Carolina subsidiary, Columbia One Corp. entered into an asset purchase agreement with Kokomo’s Inc., a South Carolina corporation, and its sole owner, Paul Hermelink, acquiring all of the assets of six (6) bingo halls located in Greer (2), Columbia (3) and Goose Creek (1) South Carolina. The assets were purchased for $1.8 million, consisting of $750,000 in cash paid at closing and a promissory note for $1,050,000, secured by the assets being purchased. The purchase price may be reduced by $300,000 to $1.5 million if a single, lump sum payment of $750,000 is made on or before September 30, 2008, in full satisfaction of the promissory note. The promissory note bears interest of 6% per annum, matures October 1, 2013 and is payable in quarterly installments commencing on January 1, 2009. It is contemplated that Paul Hermelink will remain an employee.

The six bingo halls will be operated under licenses issued to bingo promoters that are wholly owned South Carolina subsidiaries of the Company. Prior to making the asset purchase, the Company’s subsidiaries had applied to the South Carolina Department of Revenue for promoter licenses to operate the halls, and the Department denied the applications. The Company protested, and an administrative law judge ordered the licenses be issued, allowing the Company’s subsidiaries to move forward with this acquisition.

The Company and its subsidiaries are continuing to litigate an administrative proceeding with the South Carolina Department of Revenue over whether the Company’s subsidiaries may collectively hold a total of more than five bingo promoter licenses in South Carolina. If the Company does not ultimately prevail in the administrative proceeding with the Department of Revenue, its subsidiaries may have their licenses revoked. A more complete description of the legal dispute between the Company and the Department of Revenue is contained in Note 11 to the Company’s unaudited financial statements in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

A press release announcing the completion of this asset purchase is attached as an Exhibit to this Report.

The Company intends to file financial statements for the acquired business and pro forma financial information relating to this transaction by amendment to this 8-K Report within 75 days following July 14, 2008.

Section – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1	Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	July 17, 2008

Littlefield Corporation

		By:	/s/ Richard S. Chilinski
			Name:	Richard S. Chilinski
			Title:	Chief Financial Officer

Exhibit 99.1

Littlefield Corporation Announces

Completion of South Carolina Acquisition

Austin, Texas -Littlefield Corporation (OTCBB:LTFD) today announced it has completed the acquisition of six (6) bingo halls in South Carolina acting through appropriately formed and licensed wholly owned corporate subsidiaries.

Jeffrey L. Minch, President and Chief Executive Officer of Littlefield Corporation, offered the following comments:

“This acquisition strengthens and broadens our portfolio and strategically positions us for further growth and expansion in South Carolina.

We look forward to forging long term relationships with the charities involved and to assist them in funding their noble causes.

Thanks to everyone who has contributed to our continued growth and the completion of this acquisition.

Our recent growth in Florida, Texas and South Carolina where we have added or are about to add a total of eleven (11) bingo halls --- San Angelo, Corpus Christi, El Paso, McAllen in Texas; Pensacola, Florida and the six bingo halls in South Carolina --- will take a bit of time to digest but we have the management in place to assimilate these additional bingo halls.

We will continue to seek additional acquisition and startup opportunities and have a number of seemingly viable deals on the table both in states in which we currently operate and in states which would be new markets for the Company. We will aggressively pursue acquisitions and prudently plan de novo startups.”

Littlefield Corporation is a Delaware Corporation headquartered in Austin, Texas whose corporate subsidiaries are involved as licensed commercial lessor and promoter (in South Carolina only) with thirty-eight (38) charitable bingo halls in Texas, South Carolina, Alabama and Florida. The Company has recently opened new bingo halls in San Angelo and Corpus Christi, Texas and has also announced plans to open two additional halls in El Paso and McAllen, Texas later this year. Over 100 charities conduct bingo in these charitable bingo halls and in 2007 earned $3,700,000 to fund their noble causes. In addition, the Company owns Premiere Tents & Events (party rental company).

Investors are always cautioned to be careful in drawing conclusions from a single press release, the Company’s performance in a single quarter or the individual opinions of any member of the Company’s management in making their individual investment decisions. Please refer to the Company’s SEC filings for a more complete discussion of this matter.

In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company’s Securities and Exchange Commission filings and reports.

CONTACT:

Littlefield Corporation, Austin

Cecil Whitmore, 512-476-5141

Investor Relations

fax:  512-476-5680

cwhitmore@littlefield.com